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                                                                     EXHIBIT 4.3

                                                                  EXECUTION COPY

                        GT GROUP TELECOM INC., as Issuer

                                       TO

                      THE CHASE MANHATTAN BANK, as Trustee

                            ------------------------

                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of July 11, 2000

                            ------------------------

                                  $855,000,000

               13 1/4% Senior Discount Notes Due February 1, 2010
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                          FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of July 11, 2000, between GT Group Telecom Inc., a corporation duly organized and existing under the federal laws of Canada, as issuer (herein called the "Company"), having its principal office at 7th Floor, 20 Bay Street, Toronto, Ontario, Canada M5J 2N8, and The Chase Manhattan Bank, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (herein called the "Trustee").

                                  WITNESSETH:

     REFERENCE is made to the Indenture (the "Indenture") dated as of February 1, 2000, between the Company and the Trustee.

     WHEREAS, pursuant to clause (5) of subsection (a) of Section 901 of the Indenture, without the consent of any Holders (as defined in the Indenture), the Company, when authorized by a Board Resolution (as defined in the Indenture), and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided such action shall not adversely affect the interests of the Holders in any material respect;

     WHEREAS, the Company desires to cure ambiguities and correct certain provisions in the Indenture which are inconsistent with other provisions therein;

     WHEREAS, the Company has been authorized by a Board Resolution (as defined in the Indenture) to enter into this Supplemental Indenture for such purpose and all other things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to its terms have been done;

     NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned parties hereto agree, for the equal and proportionate benefit of the Holders, as follows:

     SECTION 1.1. Certain Terms Defined in the Indenture. All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

     SECTION 1.2.  Effect of First Supplemental Indenture.

          (a) This Supplemental Indenture is a supplemental indenture within the meaning of Sections 901 and 904 of the Indenture.

          (b) In all other respects, the Indenture is confirmed by the parties hereto as supplemented by the terms of this Supplemental Indenture.

     SECTION 2.1. Amendments to Section 101. The definition of "Purchase Money Debt" in Section 101 of the Indenture is amended by inserting the words "or any one or more of its Restricted Subsidiaries" in the first line of such definition after the word "Company" and before the clause "(including Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations)".

     SECTION 2.2.  Amendments to Section 901.  Clause (3) of subsection (a) of
Section 901 of the Indenture is amended by replacing the reference to "Section 1013" with a reference to "Section 1011".
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     SECTION 2.3.  Amendments to Section 1008.  Clause (1) of subsection (b) of
Section 1008 of the Indenture is amended by replacing the reference to "$220 million" with a reference to "C$220 million".

     SECTION 2.4. Amendments to Section 1011. Subsection (b) of Section 1011 of the Indenture is amended by inserting the words "and any Restricted Subsidiary" in the second line of such subsection after the word "Company" and before the words "may incur".

     SECTION 3. Governing Law. This Supplemental Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 4. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 6. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.

     SECTION 7. Concerning the Trustee. The statements contained herein shall be taken as statements of the Company and the Trustee assumes no responsibility for the correctness of any of the same except such as describe the Trustee or any action taken by it. The Trustee assumes no responsibility with respect to the distribution of the Securities except as herein otherwise provided.

     SECTION 8. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company, the Trustee and the Holders shall bind their respective successors and assigns, whether so expressed or not.

     SECTION 9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

                      ------------------------------------

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.

                                          GT GROUP TELECOM INC.
                                              /s/ ROBERT M. FABES
                                          By:
                                          --------------------------------------

                                              Name: Robert M. Fabes
                                              Title:  Senior Vice President and
                                                      Corporate Secretary

Attest:

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              /s/ DEANNE HENRY
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                                          THE CHASE MANHATTAN BANK

                                              /s/ MICHAEL A. JONES
                                          By:
                                          --------------------------------------

                                              Name: Michael A. Jones
                                              Title:  Vice President and
                                                      Authorized Signatory

Attest:

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
              /s/ KATHY GRAVES
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